Exhibit 10.22

SEVERANCE AGREEMENT

AGREEMENT between Ryman Hospitality Properties, Inc., a Delaware corporation (“RHP”), and Scott Lynn (the “Key Employee”).

W I T N E S S E T H

WHEREAS, the Board of Directors of RHP (the “Board”) believes that, in the event of a threat or occurrence of a “Change of Control” (as defined hereafter) of RHP, it is in the best interest of RHP and its present and future shareholders that the business of RHP be continued with a minimum of disruption, and that such objective will be achieved if RHP key management employees are given reasonable assurances of employment security during the period of uncertainty often associated with Change of Control; and

WHEREAS, RHP believes the giving of such assurances by RHP will enable it (a) to secure the continued services of both its key operational and management employees in the performance of both their regular duties and such extra duties as may be required of them during such period of uncertainty, (b) to be able to rely on such employees to manage and maintain their focus on the affairs of RHP during any such period, and (c) to have the ability to attract new key employees as needed; and

WHEREAS, the Board has approved entering into severance agreements with certain key management employees of RHP in order to achieve the foregoing objectives; and

WHEREAS, Key Employee is a key management employee of RHP or one of its subsidiaries;

NOW, THEREFORE, RHP and Key Employee agree as follows:

1. Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than RHP, a wholly-owned subsidiary thereof, or any employee benefit plan of RHP or any of its subsidiaries becomes the beneficial owner of RHP securities having 35% or more of the combined voting power of the then outstanding securities of RHP that may be cast for the election of directors of RHP (other than as a result of an issuance of securities initiated by RHP in the ordinary course of business);

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of 100% of RHP’s securities entitled to vote generally in the election of directors of RHP immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of RHP or any successor corporation or entity entitled to vote generally in the election of directors of RHP or any successor corporation or entity after such transaction;

(iii) individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided that any individual who becomes a director after such date whose election or nomination for election by RHP’s shareholders was approved by two-thirds of the members of the Incumbent Board (other than an election or nomination whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the directors of RHP (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934), “tender offer” (as such term is used in Section 14(d) of the Securities Exchange Act of 1934) or a proposed transaction described in clause (ii) above) shall be deemed to be members of the Incumbent Board; or

(iv) RHP sells all or substantially all of the assets of RHP.

Upon a Change of Control of RHP while the Key Employee is still an employee of RHP, this Agreement and all of its provisions shall become operative immediately.

2. Employment. RHP and Key Employee hereby agree that, if Key Employee is in the employ of RHP on the date on which a Change of Control occurs (the “Change of Control Date”), RHP will continue to employ Key Employee and Key Employee will remain in the employ of RHP, for the period commencing on the Change of Control Date and ending on the second anniversary of such date (the “Employment Period”), to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by the Key Employee immediately prior to the Change of Control Date. Nothing expressed or implied in this Agreement shall create any right or duty on the part of RHP or the Key Employee to have the Key Employee remain in the employment of RHP prior to any Change in Control, provided; however, that any termination of employment of the Key Employee or the removal of the Key Employee from the office or position in RHP following the commencement of any discussion with a third person that ultimately results in a Change in Control with that or another person shall be deemed to be a termination or removal of the Key Employee after a Change in Control for purposes of this Agreement.

3. Compensation and Benefits. During the Employment Period, RHP will continue to pay the Key Employee a salary at not less than the amount paid to Key Employee on the Change of Control Date, and continue employee benefit programs to or for the benefit of Key Employee and his or her beneficiaries at levels in effect on the Change of Control Date as more particularly described in Section 5.

4. Termination of Employment.

(a) If, during the Employment Period, Key Employee’s employment is terminated by RHP (or a subsidiary of RHP) or a successor thereto for other than gross misconduct1;

(b) or if:

(i) there is a reduction in Key Employee’s salary under Section 3, a material reduction in Key Employee’s benefits, or a material change in Key Employee’s status, working conditions or management responsibilities, or

[1]	For purposes of this Agreement, the term “gross misconduct” shall mean an intentional act of fraud or embezzlement, intentional wrongful damage to property of RHP, or intentional wrongful disclosure of material confidential information of RHP. No act or failure to act on the part of the Key Employee shall be deemed intentional unless determined by a final judicial decision to be done, or omitted to be done, by Key Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of RHP.

(ii) Key Employee is required to relocate his or her residence more than 100 miles from his or her city of employment,

and Key Employee voluntarily terminates his or her employment within 60 days of any such event, or the last in a series of events, then Key Employee shall be entitled to receive a lump sum payment (“Severance Compensation”) equal to two (2) times the Key Employee’s “Base Amount” as determined under paragraph (c) below together with a payment equal to two (2) times the Key Employee’s annual bonus for the preceding year.

The lump sum payment shall be subject to and reduced by all applicable federal and state withholding taxes and shall be paid to the Key Employee within 30 business days after his or her termination of employment. The termination of employment pursuant to Section 4(a) or 4(b) shall be referred to herein as a “Termination Event.”

(c) The Base Amount for purposes of this Section 4 shall be Key Employee’s base salary paid to him or her during the 12-month period preceding the date of the Termination Event. If Key Employee has not been employed for a 12-month period, his or her Base Amount shall be his or her annualized base salary at the rate then in effect.

5. Normal Employee Benefits. During the Employment Period, Key Employee and his or her dependents shall be entitled to participate in any and all employee benefit plans maintained by RHP (or a subsidiary of RHP), or a successor thereto, which provide benefits for its executives and for its salaried employees generally, including, without limitation, its tax-qualified retirement plans, supplemental executive retirement plan, stock option and other stock award plans, and welfare benefit plans providing medical and dental benefits, group life insurance, disability benefits and accidental death and dismemberment insurance. Any future increases in benefits in any of such plans available to executives or salaried employees of RHP generally shall also be provided to Key Employee.

Nothing in this Agreement shall preclude RHP from amending or terminating any employee benefit plan, but it is the intent of the parties that Key Employee and his or her dependents shall be entitled during the Employment Period to the same level of benefits in all employee benefit plans as the level in effect in the respective plans of RHP on the Change of Control Date. In the case of the stock option and other stock award plans, the requirement that the same level of benefits be provided shall be satisfied if Key Employee enjoys at least the same reward opportunities as provided by RHP prior to the Change of Control Date. If any of the employee benefit plans are amended to reduce benefits to Key Employee or his or her dependents, or if Key Employee or his or her dependents become ineligible to participate in any such plans, RHP shall arrange to provide Key Employee and his or her dependents with benefits equivalent to those which they were receiving under such plans immediately prior to the Change of Control Date, such benefits to be provided at RHP’s expense by means of individual insurance policies, or if such policies cannot be obtained, from RHP’s assets.

6. Confidentiality. Key Employee recognizes that he or she has or will have access to and may participate in the origination of non-public confidential information and will owe a fiduciary duty with respect to such information to RHP. Confidential information includes, but is not limited to, trade secrets, supplier information, pricing information, internal corporate planning, RHP secrets, methods of marketing, methods of showroom selection and operation, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, and any other data or information of or concerning RHP that is not generally known to the public or in the industry in which RHP is engaged. Key Employee agrees that from the date of this Agreement and throughout the Employment Period he or she will, except as specifically authorized by RHP in writing, maintain in strict confidence and will not use or disclose, other than disclosure made in the ordinary course of business of RHP or to other employees of RHP, any confidential information belonging to RHP. If Key Employee shall breach the terms of this Section 6, all of his or her rights under this Agreement shall terminate.

7. Withholding of Taxes. RHP may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulations or ruling.

8. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.

9. Amendment; Modification; Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Key Employee and RHP. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. Binding Effect.

(a) This Agreement shall be binding on RHP, its successors and assigns. Should there be a consolidation or merger of RHP with or into another corporation, or a purchase of all or substantially all of the assets of RHP by another entity, the surviving or acquiring corporation will succeed to the rights and obligations of RHP under this Agreement.

(b) This Agreement shall inure to the benefit of and be enforceable by Key Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in paragraphs (a) or (b) hereof. Without limiting the generality of the foregoing, Key Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10 (c), RHP shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) RHP and Key Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, RHP and Key Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, in any plan of RHP or its affiliates, or in any other agreement or understanding, RHP shall pay to Key Employee all amounts required to be paid hereunder, as well as amounts required by the terms of any other plan, agreement or understanding (including the accelerated vesting of stock options and restricted stock upon a Change of Control).

11. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement.

12. Notice. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or after three business days after having been mailed registered or certified mail, return receipt requested, addressed to the addresses set forth at the end of this Agreement or to such other address as any party furnishes in writing to the other party.

13. Term. This Agreement shall be effective from the date of its execution by RHP and for the twenty-four (24) months next succeeding any Change of Control, and shall continue in effect from year to year after such twenty-four (24) month period, unless RHP shall notify Key Employee in writing 90 days in advance of an anniversary of its execution that the Agreement shall terminate or unless, prior to a Change of Control or the commencement of any discussion with a third person that ultimately results in a Change of Control, the Key Employee ceases for any reason to be an employee of RHP in which event this Agreement shall immediately terminate and be of no further effect.

IN WITNESS WHEREOF the parties hereto have executed this Severance Agreement as of the 26th day of February, 2018.

RYMAN HOSPITALITY PROPERTIES, INC.		KEY EMPLOYEE:

SCOTT LYNN

By:
Colin V. Reed
	Chief Executive Officer	Address:
One Gaylord Drive
Nashville, TN 37214

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